Exhibit 99.1

PO Box 967	300 Market Street	Williamsport, PA 17703-0967	570-322-1111	wwww.jssb.com	NASDAQ SYMBOL: PWOD

Penns Woods Bancorp, Inc. Announces 3rd Quarter 2004 Earnings

October 7, 2004, Jersey Shore, PA - Mr. Ronald A. Walko, President and Chief Executive Officer and Mr. Theodore H. Reich, Chairman Emeritus, announced third quarter 2004 financial results for Penns Woods Bancorp, Inc. (PWOD), parent company of Jersey Shore State Bank.

Consolidated net earnings for the nine months ended September 30, 2004 were $8,304,000 or $2.50 per basic and dilutive share.  Operating earnings, excluding tax adjusted net security gains of $1,013,000, were $7,291,000 for the first nine months of 2004 representing a 12.32% increase over operating earnings of $6,491,000 for the same period in 2003 excluding tax adjusted net security gains of $2,044,000.

Return on average assets (ROA) and return on average equity (ROE) for the nine months ended September 30, 2004 were 2.07% and 15.62%, respectively compared to ROA of 2.32% and ROE of 17.02% for the first nine months of 2003.  ROA and ROE net of security gains, or operating earnings, as defined above were 1.82% and 13.72%, respectively, for the period ended September 30, 2004 compared to 1.76% and 12.95% respectively for the same period in 2003.  Total Assets grew by $40,796,000 over the past twelve months to $559,269,000 with loans advancing by $51,225,000 to $316,731,000.  During this same time period, total deposits grew 11.84% or $39,493,000 to $373,087,000 with much of this growth occurring in municipal accounts.

Centre County has had a vast impact on our growth in loans and deposits.  Jersey Shore State Bank is one step closer to realizing its goal of having a major presence in State College, PA when ground was broken on its new regional banking center at 2050 North Atherton Street.  The 4,500 square foot facility will house the bank’s regional commercial and residential mortgage lending functions, investment and insurance services, as well as a full service branch office.

Penns Woods Bancorp, Inc. recently paid a cash dividend of $.35 per share to shareholders of record on September 13, 2004 bringing dividends paid for the first three quarters of 2004 to $1.05.  This represents a 28% increase in our payout compared to the dividends paid in the first three quarters of 2003. Shareholders’ equity per share is $21.81.  The high for PWOD stock was $50.75 and the low was $44.16 during the third quarter of 2004.

Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank, which operates twelve branch offices providing financial services in Lycoming, Clinton and Centre Counties.  Investment and insurance products are offered through the bank’s subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

CONSOLIDATED

BALANCE SHEET

(Unaudited)

	SEPTEMBER 30,
	2004	2003
	(IN THOUSANDS)
ASSETS:
Cash and due from banks	$16,927	$10,567
Investment securities available for sale	193,705	212,513
Investment securities held to maturity	658	941
Loans held for sale	6,675	4,728
Loans, net of unearned discount of $1,079 and $879	316,731	265,506
Allowance for loan and lease losses	(3,248)	(3,080)
LOANS, NET	313,483	262,426
Bank premises and equipment, net	4,692	4,705
Accrued interest receivable	2,168	2,286
Bank-owned life insurance	9,178	8,808
Goodwill	3,032	3,032
Other assets	8,751	8,467
TOTAL ASSETS	$559,269	$518,473
LIABILITIES:
Interest-bearing deposits	$303,041	$276,654
Noninterest-bearing deposits	70,046	56,940
TOTAL DEPOSITS	373,087	333,594
Short-term borrowings	33,669	42,955
Other borrowings	75,878	70,878
Accrued interest payable	879	887
Other liabilities	3,374	2,759
TOTAL LIABILITIES	486,887	451,073
SHAREHOLDERS’ EQUITY:
Common stock par value $10.00, 10,000,000 shares authorized; 3,327,457 and 3,138,382 shares issued	33,274	31,384
Additional paid-in capital	17,581	18,327
Retained earnings	17,839	17,558
Accumulated other comprehensive gain	4,027	3,739
Less: Treasury stock at cost, 8,000 and 110,290 shares	(339)	(3,608)
TOTAL SHAREHOLDERS’ EQUITY	72,382	67,400
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$559,269	$518,473
THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

CONSOLIDATED

STATEMENT OF INCOME

(Unaudited)

	For the Nine Months Ended September 30,
	2004	2003
	(IN THOUSANDS)
INTEREST INCOME:
Interest and fees on loans	$15,578	$14,919
Interest and dividends on investments:
Taxable	5,996	4,472
Tax-exempt	1,133	2,134
Other dividend and interest income	76	99
TOTAL INTEREST AND DIVIDEND INCOME	22,783	21,624
INTEREST EXPENSE:
Interest on deposits	3,544	4,486
Interest on short-term borrowings	367	278
Interest on other borrowings	2,584	2,344
TOTAL INTEREST EXPENSE	6,495	7,108
NET INTEREST INCOME	16,288	14,516
PROVISION FOR LOAN LOSSES	315	225
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,973	14,291
OTHER INCOME:
Service charges	1,497	1,427
Securities gains, net	1,535	3,098
Earnings on bank-owned life insurance	270	304
Insurance commissions	1,796	1,175
Other operating income	944	796
TOTAL OTHER INCOME, NET	6,042	6,800
OTHER EXPENSES:
Salaries and employee benefits	5,813	5,058
Occupancy expense, net	704	684
Furniture and equipment expense	721	811
Pennsylvania shares tax expense	377	342
Other operating expenses	2,820	2,720
TOTAL OTHER EXPENSES	10,435	9,615
INCOME BEFORE INCOME TAX PROVISION	11,580	11,476
APPLICABLE INCOME TAX PROVISION	3,277	2,941
NET INCOME	$8,303	$8,535
EARNINGS PER SHARE - BASIC	$2.50	$2.56
EARNINGS PER SHARE - DILUTED	$2.50	$2.55
Basic weighted average shares outstanding	3,320,249	3,332,717
THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Previous press releases and additional information can be obtained from the company’s website at
www.jssb.com.

THIS INFORMATION IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Contact:	Ronald A. Walko
(570) 322-1111
(888) 412-5772 (Toll-Free in Pennsylvania)
email-jssb@jssb.com